Exhibit 3.1
CERTIFICATE OF INCORPORATION
OF
UICI

ARTICLE I
          The name of the corporation (which is hereinafter referred to as the “CORPORATION”) is:
UICI
ARTICLE II
          The address of the Corporation’s registered office in the State of Delaware is c/o Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle, Delaware 19801. The name of the registered agent at such address is The Corporation Trust Company.
ARTICLE III
          The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized and incorporated under the General Corporation Law of the State of Delaware.
ARTICLE IV
     Section 1. The Corporation shall be authorized to issue 120,000,000 shares of capital stock, of which 90,000,000 shares shall be shares of Class A-1 Common Stock, $0.01 par value (“CLASS A-1 COMMON STOCK”), 20,000,000 shares shall be shares of Class A-2 Common Stock, $0.01 par value (“CLASS A-2 COMMON STOCK” and, together with the Class A-1 Common Stock, the “COMMON STOCK”) and 10,000,000 shares shall be shares of Preferred Stock, $0.01 par value (“PREFERRED STOCK”).
     Section 2. COMMON STOCK. Except as otherwise provided by law or by or pursuant to this Certificate of Incorporation (including any certificate of designation relating to the rights, powers and preferences of any series of Preferred Stock), the Common Stock shall have the exclusive right to vote for the election of directors of the Corporation (“DIRECTORS”) and for all other purposes. Except as otherwise provided by or pursuant to this Certificate of Incorporation, each share of Common Stock shall have one vote, and the Common Stock shall vote together on all matters subject to a vote of holders of Common Stock.
     Section 3. CLASS A-1 COMMON STOCK. (a) The holders of the Class A-1 Common Stock shall be entitled to receive, share for share with the holders of shares of Class A-2 Common Stock, such dividends if, as and when declared from time to time by the Board of Directors of the Corporation (the “BOARD”).
          (b) In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of the Corporation, the holders of the Class A-1 Common Stock shall be entitled to receive, share for share with the holders of shares of Class A-2 Common Stock, all the assets of the Corporation of whatever kind available for distribution to stockholders, after the rights of the holders of the Preferred Stock have been satisfied.
          (c) Except as otherwise provided by or pursuant to this Certificate of Incorporation, each holder of Class A-1 Common Stock shall be entitled to one vote for each share of Class A-1 Common Stock held as of the applicable date on any matter that is submitted to a vote or to the consent of the stockholders of the Corporation.
     Section 4. CLASS A-2 COMMON STOCK. (a) The holders of the Class A-2 Common Stock shall be entitled to receive, share for share with the holders of shares of Class A-1 Common Stock, such dividends if, as and when declared from time to time by the Board.
          (b) In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of the Corporation, the holders of the Class A-2 Common Stock shall be entitled to receive, share for share with the holders of shares of Class A-1 Common Stock, all the assets of the Corporation of whatever kind available for distribution to stockholders, after the rights of the holders of the Preferred Stock have been satisfied.
          (c) Except as otherwise provided by or pursuant to this Certificate of Incorporation, each holder of Class A-2 Common Stock shall be entitled to one vote for each share of Class A-2 Common Stock held as of the applicable date on any matter that is submitted to a vote or to the consent of the stockholders of the Corporation.
          (d) Shares of Class A-2 Common Stock may not be issued by the Corporation, except to independent insurance agents through agent stock accumulation plans of the Corporation in effect at the time of such issuance.
     Section 5. PREFERRED STOCK. Shares of Preferred Stock may be issued from time to time in one or more series. The Board is hereby authorized to fix the voting rights, if any, designations, powers, preferences and the relative, participation, optional or other rights (including dividend rights), if any, and the qualifications, limitations or restrictions thereof, of any unissued series of Preferred Stock; and to fix the number of shares constituting such series, and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then outstanding).
ARTICLE V
     Section 1. Except as otherwise provided herein, the business and affairs of the Corporation shall be governed by or under the direction of the Board, the members of which shall be elected by the stockholders. Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of Directors need not be by written ballot. The exact number and, subject to Sections 2(b) and 2(c) below, the qualifications of Directors, and the qualifications of stockholders entitled to nominate Directors, shall each be fixed from time to time by the stockholders, in accordance with the Stockholders Agreement if in effect at such time (and if no such Stockholders Agreement is in effect, by the Board), provided that the number of Directors shall not be less than one. At any meeting at which Directors are to be elected (or in any action by written consent in lieu of a meeting), and in connection with the filling of any vacancy, the Board shall nominate any person or persons as they may be directed to nominate by the stockholders acting in accordance with the Stockholders Agreement, or, if none is in effect, by holders of a majority of the voting power of the outstanding Common Stock.
     Section 2. (a) Each Director shall serve until the next annual meeting of stockholders or until his or her successor shall be elected and qualified or his or her earlier resignation or removal or until his or her term ceases pursuant to the last sentence of Section 2(c), if applicable. Any Director or Directors may be removed either for or without cause at any time by the affirmative vote of the holders of shares constituting a majority of the voting power entitled to vote for the election of directors, at an annual meeting or a special meeting called for the purpose, and the vacancy thus created may be filled at such meeting by the affirmative vote of holders of shares constituting a majority of the voting power entitled to vote in the election of Directors.
          (b) The Board shall include any number of Additional Directors (or none) as may be determined by the Board from time to time; PROVIDED that, at any time during which the Corporation is required by applicable law to have one or more “independent directors” (as such term may be defined in any applicable law)(“INDEPENDENCE REQUIREMENTS”), the Board shall include not fewer than the minimum number of Independent Directors as may be required by the Independence Requirements, such Independent Directors to be considered Additional Directors for all purposes hereunder. To the extent the Board has determined to include Additional Directors pursuant to the immediately preceding sentence, the Board shall have the authority to, and responsibility of, nominating qualified Persons for election as Additional Directors at each annual meeting or special meeting of stockholders at which any such Directors of the Corporation are to be elected (or in connection with any applicable written consent of stockholders). The Board shall promptly act to fill any vacancies among the Additional Directors resulting from the death, resignation or removal of any Additional Director.
          (c) The Board shall also include the Company’s Chief Executive Officer, or such other executive officer as may be selected by the Sponsor Stockholders holding a majority of the shares of Class A-1 Common Stock held by Sponsor Stockholders (the “MANAGEMENT DIRECTOR”) in accordance with the Stockholders Agreement. At each annual meeting or special meeting of stockholders at which any Directors of the Corporation are to be elected (or in connection with any applicable written consent of stockholders), the Board shall nominate such Person for election as the Management Director. The Board shall promptly act to fill any vacancy resulting from the death, resignation or removal of the Management Director. The term of office of the Management Director shall forthwith and without further action terminate immediately upon the Management Director ceasing to be employed by the Corporation or a wholly-owned Subsidiary of the Corporation.

          (d) Each Director shall be entitled to one vote, except in the event that the number of Blackstone Directors is less than the Blackstone Investor Group’s Director Designee Number, then each Blackstone Director shall be entitled to a number of votes equal to the Blackstone Investor Group’s Director Designee Number divided by the number of Blackstone Directors at such time.
     Section 3. (a) In addition to any other approval required, the Corporation shall not, and shall cause its Subsidiaries not to, take any of the following actions or facilitate any of the following actions without an approval of the Board that includes, for so long as there are at least two Investor Groups that are not Non-Qualifying Investor Groups, the approval of Investor Directors nominated or designated by at least two of the Investor Groups:
               (i) in the case of the Corporation entering into any merger, consolidation or other business combination, reorganization, or liquidation or consummation of a similar transaction (other than any such transaction between or among the Corporation and one or more wholly-owned (directly or indirectly) Subsidiaries of the Corporation, which transactions would not adversely affect the rights of any Investor Group);
               (ii) acquiring or disposing of (in each case, including by merger, business combination, reorganization or other similar transaction), in a single transaction or a series of related transactions, any business or assets for consideration having a value (valuing any non-cash consideration at fair market value as determined by the Board in good faith) in excess of 20% of the fair market value of the total assets of the Corporation and its Subsidiaries, taken as a whole, as of immediately prior to such transaction or series of transactions (as determined by the Board in good faith);
               (iii) (A) incurring any indebtedness for borrowed money or issuing any debt securities (other than indebtedness or debt securities owed between or among the Corporation and/or one or more wholly-owned Subsidiaries) or (B) issuing to any third party any preferred stock (1) that the Corporation is required on a date certain, or can be required by the holder at the option of the holder, to redeem or repurchase, or with respect to which the Corporation is required to pay cash dividends or (2) of a type other than the types of preferred stock set forth in clause (1), to the extent that the aggregate liquidation value of all such preferred stock described in this clause (2) exceeds $50 million in the aggregate, if, in the cases of either of clause (A) or (B) and in the aggregate for all transactions described in clauses (A) and (B), the amount of such new indebtedness or the liquidation value of such preferred stock exceeds 20% of the fair market value of the total assets of the Corporation and its Subsidiaries, taken as a whole, as of immediately prior to such incurrence or issuance (as determined by the Board in good faith);
               (iv) entering into or effecting any agreement or transaction between or among the Corporation and/or any of its Subsidiaries, on the one hand, and any Affiliates of either the Corporation or any Stockholder, on the other hand, other than DE MINIMIS transactions on arm’s length terms; and

               (v) effecting any amendment to this Certificate of Incorporation or the Bylaws with the purpose or effect of facilitating any actions referred to in clauses (i)-(iv) or that otherwise would directly conflict with the terms of the Stockholders Agreement.
ARTICLE VI
     Section 1. In furtherance and not in limitation of the powers conferred by law, the Board is expressly authorized and empowered to make, alter and repeal the ByLaws of the Corporation by a majority vote at any regular or special meeting of the Board or by written consent, subject to Section 3 of Article V and to the power of the stockholders of the Corporation to alter or repeal any ByLaws made by the Board.
     Section 2. Subject to Section 3 of Article V, the Corporation reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, Directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article.
ARTICLE VII
     Section 1. Except as otherwise agreed in writing, to the fullest extent permitted by law, (i)no Sponsor Stockholder or Investor Director shall have any duty (fiduciary or otherwise)or obligation, if any, to refrain from (A)engaging in the same or similar activities or lines of business as the Corporation or any of its Subsidiaries, (B) doing business with any client, customer or vendor of the Corporation or any of its Subsidiaries or (C) entering into and performing one or more agreements (or modifications or supplements to pre-existing agreements)with the Corporation or any of its Subsidiaries, including, in the cases of clauses (A), (B) or (C), any such matters as may be corporate opportunities; and (ii) no Investor Director or Sponsor Stockholder nor any officer, director or employee thereof shall be deemed to have breached any duties (fiduciary or otherwise), if any, to the Corporation, any of its Subsidiaries or its securityholders solely by reason of any Investor Director or Sponsor Stockholder engaging in any such activity or entering into such transactions, including any corporate opportunities.
     Section 2. The Corporation and its Subsidiaries shall have no interest or expectation in, nor right be informed of, any corporate opportunity, and in the event that any Investor Director, Sponsor Stockholder or Section 2 Person acquires knowledge of a potential transaction or matter which may be a corporate opportunity, such Investor Director, Sponsor Stockholder or Section 2 Person shall, to the fullest extent permitted by law, have no duty (fiduciary or otherwise) or obligation to communicate or offer such corporate opportunity to the Corporation or any of its Subsidiaries or to any other Investor Directors or stockholders and shall not, to the fullest extent permitted by law, be liable to the Corporation or any of its

Subsidiaries or stockholders for breach of any fiduciary duty as a Director, officer or stockholder of the Corporation or any of its Subsidiaries by reason of the fact that any Investor Director, Sponsor Stockholder or Section 2 Person acquires or seeks such corporate opportunity for itself, directs such corporate opportunity to another person or entity, or otherwise does not communicate information regarding such corporate opportunity to the Corporation or its Subsidiaries or stockholders, and the Corporation and its Subsidiaries, to the fullest extent permitted by law, waive and renunciate any claim that such business opportunity constituted a corporate opportunity that should have been presented to the Corporation or any of its Affiliates; provided that if an opportunity is expressly communicated to a Section 2 Person in his or her capacity as a director or officer of the Corporation or such Subsidiary for the expressed purpose of causing such opportunity to be communicated to the Corporation or such Subsidiary, then such Section 2 Person shall satisfy his or her fiduciary obligation, if any, by communicating the opportunity, or, in lieu thereof, the identity of the party initiating the communication, to the Board. For the purposes of this Certificate of Incorporation, (1) “corporate opportunity” shall include, without limitation, any potential transaction, investment or business opportunity or prospective economic or competitive advantage in which the Corporation or any of its Subsidiaries could have any expectancy or interest; and (2) “Section 2 Person” shall mean any director or officer of the Corporation or any of its Subsidiaries who is also a director, officer or employee of any Sponsor Stockholder or any of its Affiliates.
ARTICLE VIII
     Section 1. TRANSFERS OF SHARES OF CLASS A-2 COMMON STOCK. Except as otherwise provided in Section 2(a) of this Article VIII, a holder of shares of Class A-2 Common Stock may not (a) directly or indirectly sell, transfer, pledge or otherwise dispose of any economic, voting or other rights in or to (“TRANSFER”) shares of Class A-2 Common Stock to any Person, whether voluntary or involuntary and whether beneficially or of record, other than to or with a Permitted Transferee. Any purported attempt by a holder of Class A-2 Common Stock to Transfer any shares of Class A-2 Common Stock in violation of this Section 1 shall be null and void ab initio, such holder shall continue to be regarded by the Corporation as the owner, and the Corporation shall not recognize any such Transfer or accord to any such purported transferee any rights as a holder of shares of Class A-2 Common Stock of the Corporation.
     Section 2. REQUIRED SALE. (a) If (x) the Sponsor Stockholders collectively own at least 50% of the outstanding shares of Class A-1 Common Stock and (y) a Sponsor Stockholder (or group of Sponsor Stockholders) owning at least 35% of the outstanding shares of Class A-1 Common Stock (the “SELLING GROUP”) enter into a definitive written agreement (a “CONTRACT”) to Transfer shares of Common Stock of the Corporation to any third party (the “PURCHASER”) in a Requiring Sale, then, upon the election of the Selling Group, each holder of Class A-2 Common Stock (each, a “TRANSFERRING HOLDER”) shall be mandatorily obligated to sell to the Purchaser such proportion of such holder’s shares of Class A-2 Common Stock (the “TRANSFERRED SHARES”) as equals the proportion of the Selling Group’s shares of Common Stock being sold to the Purchaser on the terms and conditions accepted by the Selling

Group in the Contract (a “REQUIRED SALE”), including, but not limited to, the following obligations: (i)each Transferring Holder shall be responsible for such holder’s proportionate share of any escrow arrangements in connection with the Contract and (ii) each Transferring Holder shall make the same representations, warranties, covenants, indemnities and agreements as the Selling Group makes in connection with the Contract (except that in the case of representations, warranties, covenants, indemnities and agreements pertaining specifically to the Selling Group, the Transferring Holder shall make the comparable representations, warranties, covenants, indemnities and agreements pertaining specifically to herself or himself, and not to any other party); PROVIDED that the liability of such Transferring Holder shall be limited to such Transferring Holder’s proportionate share of any withdrawals from such escrow arrangements (except that in the case of representations, warranties, covenants, indemnities and agreements pertaining specifically to the Transferring Holder, such liability shall be limited to the Transferring Holder’s share of the aggregate proceeds deposited with respect to such escrow arrangements).
          (b) The Selling Group will give written notice (the “REQUIRED SALE NOTICE”) to each Transferring Holder of a Required Sale not less than twenty (20) days prior to the closing date (the “CLOSING DATE”) for such Contract. Each Required Sale Notice will set forth the number of shares of Class A 2 Common Stock of such Transferring Holder that are required to be sold to the Purchaser in the Required Sale, the name of the Purchaser, the proposed amount and form of consideration to be paid to such holder for the Transferred Shares and a copy of the Contract.
          (c) At the closing of the Contract, each Transferring Holder shall surrender the Transferred Shares to the Purchaser, and the Purchaser shall remit to each Transferring Holder the total consideration due in respect of such holder’s Transferred Shares pursuant to the Required Sale.
          (d) Upon the failure of any Transferring Holder to surrender Transferred Shares to the Purchaser on a timely basis in accordance with this Section 2, the Transferred Shares held by such holder shall, on the tenth business day following the Closing Date, automatically be redeemed, with effect as of the Closing Date, for the applicable Redemption Price by the Corporation, provided that if the Board determines in its sole discretion that the failure of such Transferring Holder to complete the Required Sale in accordance with this Section 2 was inadvertent and/or that the Transferring Holder made reasonable efforts to comply once he or she received the Required Sale Notice, the Board, by majority vote of Directors not affiliated with the Purchaser (or, if there are none, by majority vote of the Persons who were Directors immediately prior to the Closing Date) may require the Purchaser to accept such Transferring Holder’s shares on the terms of the Required Sale. On the Closing Date all Transferred Shares so redeemed shall be cancelled and all rights with respect to such shares shall forthwith cease and terminate, except for the right of the holders thereof to receive the Redemption Price without interest upon surrender of the Transferred Shares.
     Section 3. LEGENDS. The Corporation shall, to the extent required by law, legend the stock certificates evidencing shares of

Class A-2 Common Stock to indicate that the shares represented by such certificates are subject to the restrictions set forth in this Article VIII.
ARTICLE IX
     Section 1. REDEMPTION OF CLASS A-2 COMMON STOCK. (a) Subject to Section 2 of this Article IX, until a Qualified IPO or a Change of Control, if (i) the agent contract of any Qualified Holder is terminated for Cause, or (ii) a Qualified Holder voluntarily terminates his or her agent contract with the Corporation or with any Affiliate of the Corporation or the agent contract of any Qualified Holder is terminated other than for Cause (in case of either of clause (i) or (ii), a “TERMINATION EVENT”), then the Corporation shall have the option to redeem any or all shares of Class A-2 Common Stock outstanding for more than six (6) months at the Redemption Price at any time within twelve (12) months from the Termination Event (the “REDEMPTION PERIOD”). Notwithstanding the foregoing, the Board may extend the Redemption Period in its sole and absolute discretion if the Board makes a good faith determination that it would be advisable and in the best interests of the Corporation to extend the Redemption Period in light of the availability under or limitations imposed by any credit agreement or other debt agreement of the Corporation and the Corporation’s capital and liquidity position.
          (b) Subject to Section 2 of this Article IX, until a Qualified IPO or a Change of Control, if a Potential Change of Control has occurred, and the Board has determined in good faith that an actual Change of Control will occur within twenty (20) business days of the date of such determination by the Board (a “CHANGE OF CONTROL EVENT”), then the Corporation shall have the option to redeem any or all shares of Class A-2 Common Stock outstanding for more than six (6) months prior to the Change of Control from any or all Qualified Holders at the Redemption Price.
     Section 2. REDEMPTION NOTICE. If the Corporation chooses to exercise its option to redeem shares of Class A-2 Common Stock in connection with a Termination Event or a Change of Control Event, then it shall do so on the date specified, which shall not be less than ten (10) business days from the date of such Redemption Notice (the “REDEMPTION DATE”) in a notice that shall be sent to the Qualified Holder(s) whose shares of Class A-2 Common Stock are being redeemed by the Corporation pursuant to Section 1 of this Article IX (the “REDEMPTION NOTICE”). The Redemption Notice shall be mailed, postage prepaid, or sent by overnight courier to each Qualified Holder whose shares are being redeemed by the Corporation pursuant to Section 1 of this Article IX, at such holder’s post office address last shown on the records of the Corporation not less than ten (10) business days prior to the Redemption Date. Each Redemption Notice shall state: (i) the number of shares of Class A-2 Common Stock to be redeemed by the Corporation on the Redemption Date; (ii) the Redemption Date and the Redemption Price; and (iii) that the Qualified Holder is to surrender to the Corporation, in the manner and at the place designated in the Redemption Notice, his or her certificate or certificates representing the shares of Class A-2 Common Stock to be redeemed.

     Section 3. SURRENDER OF CERTIFICATES; PAYMENT. (a) Subject to Section 3(b) of this Article IX, on or before the Redemption Date, each Qualified Holder of shares of Class A-2 Common Stock, with respect to which the Corporation is exercising its rights set forth in Section 1 of this Article IX, shall surrender the certificate or certificates representing such shares to the Corporation in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable in cash to the order of the Person whose name appears on such certificate or certificates as the owner thereof. In the event that less than all of the shares of Class A-2 Common Stock represented by a certificate are redeemed, a new certificate representing the unredeemed shares of Class A-2 Common Stock shall promptly be issued to the holder of such a certificate.
          (b) The Redemption Price shall be payable in cash out of lawfully available funds therefore, provided, the Board may determine to pay the Redemption Price out of lawfully available funds in the form of a Note if in the good faith determination of the Board, it would be advisable and in the best interests of the Corporation to do so in light of the availability under or limitations imposed by any credit agreement or other debt agreement of the Corporation and the Corporation’s capital and liquidity position.
          (c) If on or before the Redemption Date, all funds necessary for the redemption have been set aside by the Corporation, separate and apart from its other funds, in trust for the benefit of the Qualified Holders whose shares of Class A-2 Common Stock have been called for redemption, so as to be and continue to be available therefore, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on the Redemption Date all shares so called for redemption shall be cancelled and all rights with respect to such shares shall forthwith on such Redemption Date cease and terminate, except for the right of the holders thereof to receive the Redemption Price without interest.
ARTICLE X
     Section 1. “ADDITIONAL DIRECTOR” means any individual who is not an Affiliate of any Investor Group or a director, officer or employee of any Investor Group or its Affiliates.
     Section 2. “AFFILIATE” shall have the meaning ascribed thereto in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as in effect on the date of the Merger.
     Section 3. “BLACKSTONE DIRECTORS” shall refer to the Directors nominated or designated by the Blackstone Investor Group in accordance with the Stockholders Agreement.
     Section 4. “BLACKSTONE INVESTOR GROUP” shall mean Blackstone Capital Partners IV L.P., Blackstone Capital Partners IV — A L.P., Blackstone Family Investment Partnership IV — A L.P., Blackstone Participation Partnership IV L.P. and any Permitted Transferee thereof.
     Section 5. “CAUSE” means, with respect to any Person under an employment or Independent Contractor relationship with the Corporation, (a) if such relationship is pursuant to a written agreement between such Person and the Corporation containing a definition for cause, such definition, or (b) if such relationship is not pursuant to such a written agreement containing a definition for cause, the occurrence or existence of any of the following with respect to such Person, as determined by a majority of the disinterested members of the Board: (i) a material breach by such Person of any of his or her obligations as an employee of the Corporation or as an Independent Contractor, provided, however, that Cause shall not be deemed to exist until the Corporation shall have given written notice specifying the claimed material breach and such Person has failed to correct the claimed breach within thirty (30) days after the receipt of the applicable notice; (ii) the repeated material breach by such Person of any material duty or obligation referred to in clause (i) above as to which at least two (2) written notices have been given pursuant to such clause (i); (iii) any misappropriation, embezzlement, intentional fraud or similar conduct involving the Corporation; (iv) the conviction or the plea of nolo contendere or the equivalent in respect of a felony or a crime involving moral turpitude; (v) intentional infliction of any damage of a material nature to any property of the Corporation; or (vi) the repeated non-prescription use of any controlled substance or the repeated use of alcohol or any other non-controlled substance when, in any case described in this clause (vi), the Board reasonably determines such use renders such Person unfit to serve in his or her capacity as an employee of the Corporation or as an Independent Contractor.
     Section 6. A “CHANGE OF CONTROL” shall mean
          (a) The acquisition by any individual entity or group, within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, other than the Investor Groups and their Affiliates (the “PERMITTED HOLDERS”), directly or indirectly, of beneficial ownership of equity securities of the Corporation representing more than 50% of the voting power of the then-outstanding equity securities of the Corporation entitled to vote generally in the election of Directors (the “CORPORATION VOTING SECURITIES”); PROVIDED, HOWEVER, that for purposes of this subsection (a), the following shall not constitute a Change of Control: (A) any acquisition by the Corporation, (B) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any Subsidiary, or (C) any acquisition by any Person pursuant to a transaction which complies with clauses (A) and (B) of subsection (b) below; or
          (b) The consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Corporation or the purchase of assets or stock of another entity (a “BUSINESS COMBINATION”), in each case, unless immediately following such Business Combination, (A) all or substantially all of the beneficial owners of the Corporation Voting Securities immediately prior to such Business Combination beneficially own more than 50% of the then-outstanding combined voting power of the then-outstanding securities entitled to vote generally in the election of directors of the entity resulting from such Business Combination in substantially the same proportion as their ownership immediately prior to such Business Combination of the Corporation Voting Securities, and (B) no Person (excluding the Permitted Holders) beneficially owns, directly or indirectly, more than a majority of the combined voting power of the then-outstanding voting securities of such entity except to the extent that such ownership of the Corporation existed prior to the Business Combination.
          Notwithstanding paragraphs (a) and (b) above, in no event will a Change of Control be deemed to occur if the Permitted Holders maintain a direct or indirect Controlling Interest in the Corporation or in an entity that maintains a direct or indirect Controlling Interest in the Corporation. A “CONTROLLING INTEREST” in an entity shall mean beneficial ownership of more than 50% of the voting power of the outstanding equity securities of the entity.
     Section 7. “DIRECTOR DESIGNEE NUMBER” means, with respect to an Investor Group whose ownership of Sponsor Shares issued to the Investor Group at the closing of the Merger is within the ranges set forth in both column A and column B below, the number of Director designees set forth in the corresponding column C below (rounded down to the next lowest whole number):

Column A: Percent of Original Sponsor Shares	Column B: Percent of Outstanding Shares of Class A-1 Common Stock	Column C: Number of Director designees
greater than 50%	Any	4 plus the number of Non-Investor Directors

greater than 45% and less than or equal to 50%	Any	4 plus (75% of the number of Non-Investor Directors)

greater than 40% and less than or equal to 45%	Any	3 plus (75% of the number of Non-Investor Directors)

greater than 35% and less than or equal to 40%	Any	3 plus (50% of the number of Non-Investor Directors)

greater than 30% and less than or equal to 35%	Any	3 plus (25% of the number of Non-Investor Directors)

greater than the Original GS Percentage and less than or equal to 30%	Any	2 plus (25% of the number of Non-Investor Directors)

greater than the Original DLJ Percentage and less than or equal to the Original GS Percentage	Any	2

greater than or equal to 5% and less than or equal to the Original DLJ Percentage	greater than or equal to 3%	1

greater than or equal to 5% and less than or equal to the Original DLJ Percentage	less than 3%	0

Less than 5%	Any	0

     Section 8. “DLJ INVESTOR GROUP” shall mean DLJ Merchant Banking Partners IV, L.P., DLJ Offshore Partners IV, L.P., DLJ Merchant Banking Partners IV Australia, L.P., MBP IV Investors, L.P., CSFB Strategic Partners Holdings III, L.P. and any Permitted Transferee thereof.
     Section 9. “FAIR MARKET VALUE” means the fair market value of the shares of Class A-2 Common Stock to be redeemed as determined in good faith by the Board considering all factors the Board deems appropriate, including, without limitation, any valuation prepared by the Blackstone Investor Group in the ordinary course of business for reporting to its advisory board and investors.
     Section 10. “GS INVESTOR GROUP” shall mean Mulberry Holdings I, LLC and Mulberry Holdings II, LLC and any Permitted Transferee thereof.
     Section 11. “IMMEDIATE FAMILY MEMBER” means with respect to any natural Person, any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing Persons.
     Section 12. “INDEPENDENT CONTRACTOR” means any individual that regularly performs services for, provides goods to, or purchases goods or services from, the Corporation.
     Section 13. “INDEPENDENT DIRECTOR” means any individual who meets the definition of “independent” or the tests of “independence” pursuant to any Independence Requirements applicable to the Corporation from time to time.
     Section 14. “INVESTOR DIRECTORS” shall mean the Directors nominated or designated by an Investor Group pursuant to the Stockholders Agreement.
     Section 15. “INVESTOR GROUP” means any of the Blackstone Investor Group, the GS Investor Group and the DLJ Investor Group.
     Section 16. “MAJORITY SPONSOR STOCKHOLDERS” means, at any time, Sponsor Stockholders owning a majority of the shares of Class A-1 Common Stock held by Sponsor Stockholders at such time.
     Section 17. “MANAGEMENT COMPANY” means, (1) with respect to the Blackstone Investor Group, Blackstone Management Partners IV L.L.C.; (2) with respect to the GS Investor Group, [.]; and (3) with respect to the DLJ Investor Group, DLJ Merchant Banking, Inc.
     Section 18. “MANAGEMENT DIRECTOR” means a Director who is a Management Director as defined in the Stockholders Agreement.
     Section 19. “MANAGEMENT STOCKHOLDER” means each Stockholder who is a party to the Stockholders Agreement and is not a Sponsor Stockholder.

     Section 20. “MERGER” means the merger of certain affiliates of the Sponsor Stockholders into the Corporation pursuant to an Agreement and Plan of Merger, dated as of September 15, 2005 by and among the Corporation and certain affiliates of the Sponsor Stockholders.
     Section 21. “NON-INVESTOR DIRECTORS” means Directors who are Additional Directors or Management Directors.
     Section 22. “NON-QUALIFYING INVESTOR GROUP” means an Investor Group after the first date on which the members of such Investor Group own in the aggregate a number of shares of Class A-1 Common Stock that is less than the greater of (i) 5% of the number of Original Sponsor Shares and (ii) 3% of the then-outstanding shares of Class A-1 Common Stock.
     Section 23. “NOTE” means a promissory note made by the Corporation in favor of a Qualified Holder evidencing the Corporation’s obligation to pay the Redemption Price to such Qualified Holder.
     Section 24. “ORIGINAL DLJ PERCENTAGE” means the quotient of (i) the aggregate number of Shares issued to the DLJ Investor Group at the closing of the Merger over (ii) the Original Sponsor Shares.
     Section 25. “ORIGINAL GS PERCENTAGE” means the quotient of (i) the aggregate number of Shares issued to the GS Investor Group at the closing of the Merger over (ii) the Original Sponsor Shares.
     Section 26. “ORIGINAL SPONSOR SHARES” shall mean the aggregate number of shares of Class A-1 Common Stock issued to Sponsor Stockholders at the closing of the Merger.
     Section 27. “PERMITTED TRANSFEREE” means, (1) in respect of any Sponsor Stockholder, any investment fund that is directly or indirectly managed or advised by the manager or advisor of such Sponsor Stockholder or any of its affiliates, or the successors of any Permitted Transferee and (2) in respect to any other holder of shares of Common Stock: (a) the Corporation; (b) upon the death of a such holder, the Persons who would receive such shares pursuant to the laws of descent and distribution; and (c) an Immediate Family Member of the Person to which such shares were initially issued by the Corporation for estate planning purposes; PROVIDED, HOWEVER, except in the event of the death of such holder, that such Person shall retain voting power over all of the outstanding shares being Transferred; and PROVIDED, FURTHER, that, in the case of a Transfer of Class A-2 Common Stock to a Person as to which a governing instrument exists (such as a trust or partnership), (i) such holder of Class A-2 Common Stock shall furnish a copy of such governing instrument to the Corporation in advance, (ii) the terms of such governing instrument shall not be inconsistent with the terms of this Certificate of Incorporation, and (iii) during the period that such shares of Class A-2 Common Stock are held by such Person, the relevant holder of Class A-2 Common Stock shall agree in writing that the terms of such governing instrument shall not be amended in any manner that results in such governing instrument being inconsistent with the terms of this Certificate of Incorporation without the prior written consent of the Corporation. The failure of any holder of Class A-2 Common Stock to comply with any of clauses (i),

(ii), or (iii) above shall result in the automatic transfer to the Corporation of such holder’s shares of Class A-2 Common Stock, unless the Board determines in its sole discretion that such failure was inadvertent, had no effect on any stockholder vote and no adverse effect on the Corporation, and was remedied promptly upon notification to the relevant Person.
     Section 28. “PERSON” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.
     Section 29. A “POTENTIAL CHANGE OF CONTROL” shall be deemed to have occurred if: (i) the Corporation enters into an agreement or arrangement, the consummation of which would result in the occurrence of a Change of Control; (ii) any Person or the Corporation publicly announces an intention to take or consider taking actions which if consummated would constitute a Change of Control; (iii) any Person (other than a Sponsor Stockholder) that is or becomes the beneficial owner, directly or indirectly, of securities of the Corporation representing thirty-five percent (35%) or more of the combined voting power of the Corporation’s then outstanding securities entitled to vote generally in the election of Directors and increases his beneficial ownership of such securities by five percent (5%); or (iv) the Board adopts a resolution to the effect that, for purposes of this Certificate of Incorporation, a Potential Change of Control has occurred.
     Section 30. “QUALIFIED HOLDER” means any beneficial or record holder of shares of Class A-2 Common Stock.
     Section 31. “QUALIFIED IPO” means an underwritten public offering and sale of common stock of the Corporation pursuant to an effective registration statement (other than on Form S-4, S-8 or any similar or successor form) under the Securities Act of 1933 which results in a listing or admission to trading of any class of the Corporation’s common stock on the New York Stock Exchange or on The Nasdaq Stock Market, Inc.’s National Market which results in at least 20% of the total outstanding shares of Class A-1 Common Stock being sold to the public.
     Section 32. “REDEMPTION PRICE” means (a) with respect to a redemption of Transferred Shares described in Section 2(d) of Article VIII, $1.00 per share; (b) with respect to a redemption of shares of Class A-2 Common Stock described in clause (i) of Section 1(a) of Article IX, the lesser of (i) the aggregate price paid by the Qualified Holder for the shares of Class A-2 Common Stock being redeemed pursuant to Section 1(a) of Article IX, and (ii) the Fair Market Value of such shares; (c) with respect to a redemption of shares of Class A-2 Common Stock described in clause (ii) of Section 1(a) of Article IX, the Fair Market Value of the shares of Class A-2 Common Stock being redeemed pursuant to Section 1(a) of Article IX; and (d) with respect to a redemption of shares of Class A-2 Common Stock described in Section 1(b) of Article IX, the Fair Market Value of the shares of Class A-2 Common Stock being redeemed pursuant to such section, which Fair Market Value shall reflect any control or other premium attributable to the Change of Control Event as determined in the good faith judgment of the Board.
     Section 33. “REQUIRING SALE” means a transaction or series of related transactions involving the direct or indirect Transfer to a Person or Persons not constituting Permitted Transferees or otherwise not affiliated with any Selling Group (including pursuant to a stock sale, merger, business combination, recapitalization, consolidation, reorganization, restructuring or similar transaction) in which the aggregate number of shares of Common Stock to be transferred (taking into account all shares that may be required to be sold by virtue of Section 2 of Article VIII, by the Stockholders Agreement or otherwise) would exceed 50% of the total number of outstanding shares of Common Stock, assuming the exercise of all options that are vested and exercisable at the relevant time and conversion of all securities that are vested and convertible at the relevant time, in all cases using the treasury method.
     Section 34. “SPONSOR STOCKHOLDERS” shall mean each stockholder of the Corporation who is a member of any Investor Group.
     Section 35. “STOCKHOLDER” shall mean any party (other than the Corporation) to the Stockholders Agreement at the relevant time.
     Section 36. “STOCKHOLDERS AGREEMENT” shall mean that certain Stockholders Agreement, dated as of the date of the Merger, by and among the Corporation and certain of its stockholders, as the same may be amended from time to time.
     Section 37. “SUBSIDIARY” of any Person means another Person, an amount of the voting securities, other voting ownership or voting equity interests of which is sufficient to elect at least a majority of its board of directors, managers or other governing body (or, whether or not there are such voting interests, equal to or greater than 50% of the stock or other equity interests of which) is owned directly or indirectly by such first Person alone or in conjunction with a group or through any Subsidiary.
ARTICLE XI
     Section 1. ELIMINATION OF CERTAIN LIABILITY OF DIRECTORS. A Director shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended.
          Any repeal or modification of the foregoing paragraph shall not adversely affect any right or protection of a Director existing hereunder with respect to any act or omission occurring prior to such repeal or modification.
     Section 2. INDEMNIFICATION AND INSURANCE.
          (a) RIGHT TO INDEMNIFICATION. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “PROCEEDING”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a Director or officer of the Corporation or, while a Director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the Corporation, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (but, in the case of any such amendment, to the fullest extent permitted by law, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, amounts paid or to be paid in settlement, and excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; PROVIDED, HOWEVER, that, except as provided in Section 2(b) hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board. The right to indemnification conferred in this Certificate of Incorporation shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition, such advances to be paid by the Corporation within 20 days after the receipt by the Corporation of a statement or statements from the claimant requesting such advance or advances from time to time; PROVIDED, HOWEVER, that, if the General Corporation Law of the State of Delaware requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to a benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise. The Corporation may, by action of the Board, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.
          (b) RIGHT OF CLAIMANT TO BRING SUIT. If a claim under Section 2(a) hereof is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the General Corporation Law of the State of Delaware for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, nor an actual determination by the Corporation (including its Board, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.
          (c) NON-EXCLUSIVITY OF RIGHTS. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, Bylaw, agreement, vote of stockholders or disinterested directors or otherwise.
          (d) INSURANCE. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware.

CERTIFICATE OF AMENDMENT TO
CERTIFICATE OF INCORPORATION
OF
UICI
          UICI, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies that:
          FIRST, the name of the Corporation is UICI.
          SECOND, the amendment to the Certificate of Incorporation of the Corporation set forth in this Certificate of Amendment has been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.
          THIRD, the Certificate of Incorporation of the Corporation is hereby amended so that Article I shall read in its entirety as follows:
          The name of the corporation (which is hereinafter referred to as the
“Corporation”) is:
                    HealthMarkets, Inc.
          IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed by an authorized officer this 14th day of April 2006.

By:	/s/ Glenn W. Reed
Glenn W. Reed
Executive Vice President and General Counsel

CERTIFICATE OF AMENDMENT TO
CERTIFICATE OF INCORPORATION OF
HEALTHMARKETS, INC.
     HealthMarkets, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies that;
     FIRST, the name of the Corporation is HealthMarkets, Inc.
     SECOND, the amendment to the Certificate of Incorporation of the Corporation set forth in this Certificate of Amendment has been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.
     THIRD, the Certificate of Incorporation of the Corporation is hereby amended so that Article IX, Section 1, shall read in its entirety as follows:
“ARTICLE IX
Section 1. REDEMPTION OF CLASS A-2 COMMON STOCK. (a) Subject to Section 2 of this Article IX, until a Qualified IPO or a Change of Control, if (i) the agent contract of any Qualified Holder is terminated for Cause, or (ii) a Qualified Holder voluntarily terminates his or her agent contract with the Corporation or with any Affiliate of the Corporation or the agent contract of any Qualified Holder is terminated other than for Cause (in case of either of clause (i) or (ii), a “TERMINATION EVENT”), then the Corporation shall have the option to redeem any or all shares of Class A-2 Common Stock outstanding for more than six (6) months at the Redemption Price at any time within twelve (12) months from the Termination Event (the “REDEMPTION PERIOD”); provided, however, that the foregoing shall not restrict or limit the Corporation’s ability to redeem shares of Class A-2 Common Stock outstanding for less than six (6) months acquired pursuant to the Agents’ Total Ownership Plan, as Amended and Restated Effective April 5, 2006, and the Agent’s Contribution to Equity Plan, as Amended and Restated Effective April 5, 2006, or any amendments thereof or successors thereto, in each case subject to and as expressly provided in such plans. Notwithstanding the foregoing, the Board may extend the Redemption Period in its sole and absolute discretion if the Board makes a good faith determination that it would be advisable and in the best interests of the Corporation to extend the Redemption Period in light of the availability under or limitations imposed by any credit agreement or other debt agreement of the Corporation and the Corporation’s capital and liquidity position.

(b) Subject to Section 2 of this Article IX, until a Qualified IPO or a Change of Control, if a Potential Change of Control has occurred, and the Board has determined in good faith that an actual Change of Control will occur within twenty (20) business days of the date of such determination by the Board (a “CHANGE OF CONTROL EVENT”), then the Corporation shall have the option to redeem any or all shares of Class A-2 Common Stock outstanding for more than six (6) months prior to the Change of Control from any or all Qualified Holders at the Redemption Price; provided, however, that the foregoing shall not restrict or limit the Corporation’s ability to redeem             shares of Class A-2 Common Stock outstanding for less than six (6) months acquired pursuant to the Agents’ Total Ownership Plan, as Amended and Restated Effective April 5, 2006, and the Agent’s Contribution to Equity Plan, as Amended and Restated Effective April 5, 2006, or any amendments thereof or successors thereto, in each case subject to and as expressly provided in such plans.”
     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed by an authorized officer this 5th day of June, 2007.

HEALTHMARKETS, INC.
By:	/s/ Peggy G. Simpson
Peggy G. Simpson
Corporate Secretary